SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 28, 2012

Confederate Motors, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-130858	26-418-2621
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

2222 5th Avenue South, Birmingham, Alabama	35233
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (205) 324-9888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On August 21, 2012, the Board of Directors appointed Patrick Markus Aisher to serve as a class I director of the Company commencing August 28, 2012 (the date of acceptance), until the next annual meeting of shareholders or until his successor is duly elected and qualified.  Mr. Aisher (age 42) is a British-Austrian businessman who attended university in Canada and the United Kingdom.  Since 1992, Mr. Aisher has specialized in starting and investing in engineering technology firms, and has successfully assisted a number of companies in growing to substantial international businesses with turnover of between $5,000,000 and $20,000,000.  He is a Director of Hong Kong-based Kinled Holding, which owns shares in a portfolio of more than 20 technology, medical, property, and luxury-goods companies.  He is also a director of a number of private Swiss and HK-based investment funds that focus on engineering and medical devices, as well as a Charity in the UK that supports the under-privileged and unwell.

There are no arrangements or understandings between Mr. Aisher and any other persons pursuant to which Mr. Aisher was elected as a director of the Company.  Mr. Aisher does not have a family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

Mr. Aisher does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Confederate Motors, Inc.
Date: August 28, 2012	By /s/ Joseph Mitchell Joseph P. Mitchell, CFO